Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of February 12, 2026)

Name	Fee Rate
JPMorgan Emerging Markets Research Enhanced Equity Fund	0.25%
JPMorgan Equity Premium Income Fund	0.25%
JPMorgan Hedged Equity 2 Fund	0.25%
JPMorgan Hedged Equity 3 Fund	0.25%
JPMorgan Institutional Tax Free Money Market Fund	0.08%
JPMorgan Preferred and Income Securities Fund[1]	0.50%
JPMorgan Securities Lending Money Market Fund	0.08%
JPMorgan SmartRetirement 2065 Fund	0.00%
JPMorgan SmartRetirement Blend 2065 Fund	0.15%
JPMorgan SmartRetirement 2070 Fund	0.00%
JPMorgan SmartRetirement Blend 2070 Fund	0.15%
JPMorgan Ultra Short Municipal Fund	0.15%
JPMorgan OnChain Liquidity-Token Money Market Fund	0.08%

* *  * * *

[1]	To be liquidated and reorganized under the JPMorgan Preferred and Income Securities Fund on or about 2nd quarter 2026.

JPMORGAN TRUST IV		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Timothy J. Clemens	By:	/s/ Matthew J. Kamburowski
Name:	Timothy J. Clemens	Name:	Matthew J. Kamburowski
Title:	Treasurer	Title:	Managing Director